Exhibit 10.12

STOCK APPRECIATION RIGHT award agreement, between Cable One, Inc. (the “Company”), a Delaware corporation, and [NAME].

This Stock Appreciation Right Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award (the “Award”) of [NUMBER] stock appreciation rights (“SARs”) that are being granted to you on [DATE] (the “Grant Date”) under the Cable ONE, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”). Each SAR is exercisable in respect of a share of the Company’s common stock, $0.01 par value per share (each, a “Share”), at an exercise price per Share of $[EXERCISE PRICE] (the “Exercise Price”), which Exercise Price represents the closing per-Share sales price (as reported on the Applicable Exchange) for [DATE]. Each SAR constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, whole Shares at the time such SAR is exercised as provided herein equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price. Fractional Shares will not be delivered and the number of Shares to be delivered upon any exercise by you of any SARs subject to this Award shall be rounded down to the nearest whole Share.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 11 OF THIS AWARD AGREEMENT AND THE RESTRICTIVE COVENANT, CLAWBACK AND RECOUPMENT PROVISIONS SET FORTH IN SECTION 5 AND APPENDIX A OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” shall mean the occurrence of any of the following events: (a) your fraud, misappropriation, embezzlement or misuse of Company funds or property; (b) your failure to substantially perform your duties to the Company; (c) your conviction of, or entry of a plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude; (d) any wilful act, or failure to act, by you in bad faith to the material detriment of the Company; (e) your material noncompliance with Company policies and guidelines; or (f) your material breach of any term of this Award Agreement or any agreement between you and the Company; provided that in cases where the Company, in its sole discretion, determines that a cure opportunity is appropriate, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment with the Company or one of its Affiliates for any reason other than for Cause, the Company determines in good faith that your employment could have been terminated by the Company or applicable Affiliate for Cause, then, at the election of the Company, your employment will be deemed to have been terminated for Cause as of the date the events giving rise to Cause occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means your absence from employment due to a physical or mental condition, illness or injury for a period of 180 consecutive Business Days.

“Good Reason” means the occurrence, without your written consent, of any of the following events or circumstances: (a) a material reduction in your annual base salary or target bonus opportunity; (b) a material diminution in your title, duties or responsibilities; (c) a relocation of your principal work location by more than 50 miles; or (d) any material breach of this Award Agreement by the Company; provided that Good Reason shall not exist unless you give the Company notice specifically detailing the event you believe gives rise to Good Reason within 60 days of the date you have knowledge of such event. In cases where cure is possible, the Company shall be provided a 90-day cure period after such notice is given in accordance with Section 12 of this Award Agreement; if such circumstances are not cured by the expiration of such cure period, you may resign for Good Reason within three months following the end of the cure period, but if such circumstances are cured within the cure period or if you do not resign for Good Reason within three months following the end of the cure period, such circumstances will not be deemed to constitute Good Reason.

“Pro-Ration Fraction” means a fraction, (a) the numerator of which is the number of days elapsed from the Grant Date through the date of termination of employment and (b) the denominator of which is 1,461.

“Restrictive Covenants” means the restrictive covenants set forth in Appendix A, which are incorporated herein by reference.

“SARs Term” means the period from the Grant Date to the tenth anniversary thereof (or, in the case of vested SARs, three months after the date you cease to be a director, officer, employee or consultant of the Company or one of its Affiliates, if earlier), unless the SARs have earlier been terminated, canceled or forfeited in accordance with the terms of the Plan or this Award Agreement.

SECTION 3. Vesting and Exercisability. (a) Vesting. (i) Except as otherwise provided in this Section 3, the SARs shall become vested and exercisable twenty-five percent (25%) per year for four (4) years commencing on the first anniversary of the Grant Date and on each anniversary thereafter (each such date, a “Vesting Date”), subject to your continued employment with the Company or an Affiliate through the relevant Vesting Date. For the avoidance of doubt, except as otherwise provided in Section 3(a)(ii) – (iv), if your employment with the Company or an Affiliate terminates at any time before the applicable Vesting Date, any unvested SARs will be immediately and automatically canceled and forfeited.

(ii) Termination Without Cause or for Good Reason. In the event that your employment is terminated by the Company without Cause or by you for Good Reason anytime on or after the first anniversary of the Grant Date, except as otherwise set forth in Section 3(a)(iv)(B), then you will vest in a portion of the SARs determined by multiplying the SARs granted in this Award by the Pro-Ration Fraction and then subtracting the number of SARs that had vested prior to your termination, which portion shall become immediately exercisable. All other unvested SARs shall be forfeited immediately upon such termination of employment. For the avoidance of doubt, if such termination of employment occurs before the first anniversary of the Grant Date, then all SARs shall be immediately forfeited as of the date of termination.

(iii) Death or Disability. In the event your employment is terminated due to death or Disability on or after the first anniversary of the Grant Date, you or your estate or applicable beneficiary, as the case may be, shall immediately vest in a portion of your SARs determined by multiplying the SARs granted in this Award by the Pro-Ration Fraction and then subtracting the number of SARs that had vested prior to your termination, which portion shall become immediately exercisable. Any other unvested SARs will be immediately forfeited. For the avoidance of doubt, if such termination of employment occurs before the first anniversary of the Grant Date, then all SARs shall be immediately forfeited as of the date of termination.

(iv) Change of Control. (A) Except as otherwise provided in this Section 3(a)(iv)(A) or in Section 3(a)(iv)(B) below, following a Change of Control, the unvested SARs shall remain outstanding and subject to vesting requirements through the applicable Vesting Date; provided that in the event that your employment terminates on or after a Change of Control but before the applicable Vesting Date under any of the circumstances described in Section 3(a)(ii) above, (I) if such date of termination is also within 18 months following such Change of Control, all unvested SARs then outstanding shall immediately vest and (II) if such date of termination is after the date that is 18 months following such Change of Control, then upon your date of termination, a portion of your then outstanding unvested SARs shall immediately vest, determined in a manner consistent with the pro-ration provided in Section 3(a)(ii).

(B) Notwithstanding the foregoing, in the event of a Change of Control before the applicable Vesting Date, unless (I) the outstanding unvested SARs remain outstanding following such Change of Control in accordance with Section 3(a)(iv)(A) above and (II) the material terms and conditions of such SARs as in effect immediately prior to the Change of Control are preserved following the Change of Control (including with respect to the vesting schedules), any outstanding unvested SARs will automatically vest and become exercisable as of the date of such Change in Control.

(v) Cause. In the event that your employment is terminated for Cause, all outstanding SARs (whether or not then vested) shall immediately and automatically become canceled and forfeited.

(b) Except as provided in Section 3(a)(v) and subject to Section 5, any SARs that have become vested in accordance with this Section 3 shall remain exercisable through the expiration of the SARs Term.

SECTION 4. Procedure for Exercise of SARs. To the extent not forfeited or canceled in accordance with the Plan and this Award Agreement, vested SARs may be exercised, in whole or in part (but not for fractional Shares), by your delivery to the Company (or administrator designated by the Company) of a written notice (including by electronic means) in a form designated by the Company and otherwise shall (i) comply with such further provisions as the Company may reasonably require; and (ii) in the event the SARs are being exercised by a representative of your estate or by an entity to which the SARs have been validly transferred or assigned in accordance with the Plan and this Award Agreement, include appropriate proof of the right of such person or entity to exercise the SARs. The notice shall be signed by you or such other person or entity then entitled to exercise the SARs. Upon exercise, and subject to your making arrangements satisfactory to the Company of your obligations in respect of applicable withholding taxes in accordance with Section 8, the Company shall deliver to you or your legal representative the number of Shares (rounded down to the nearest whole Share) equal to (x) (A) the excess, if any, of the Fair Market Value per Share on the exercise date over the Exercise Price, multiplied by (B) the number of SARs being exercised pursuant to such notice, divided by (y) the Fair Market Value per Share on the exercise date.

SECTION 5. Forfeiture of SARs. (a) Unless the Committee determines otherwise, and except as otherwise provided in Section 3, if your employment terminates prior to the applicable Vesting Date, your rights with respect to any SARs awarded to you that have not become vested prior to your date of termination shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

(b) Notwithstanding anything to the contrary in this Award Agreement, in the event that you incur a termination of employment by the Company without Cause or due to Disability or by you for Good Reason, in order for the SARs that would become vested as provided in Section 3(a)(ii) or (iii) to be treated as provided therein, you must sign a customary release of claims in favor of the Company and its Affiliates that is acceptable to the Company, and such release must become effective and irrevocable on or before the 65th day following your termination of employment. In the event you do not sign such release or revoke such release before it becomes effective, you will forfeit all rights to any unvested SARs. In addition, in the event that you (A) violate the Restrictive Covenants, (B) engage in any conduct constituting Cause, (C) engage in fraud or wilful misconduct contributing to any financial restatements or irregularities or a material loss to the Company or its Affiliates or (D) otherwise violate any recoupment or clawback policy adopted by the Company, as may be amended from time to time, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law) (any of the events described in the foregoing clauses (A)-(D), a “Forfeiture Event”), all outstanding vested or unvested SARs shall be forfeited and canceled. In addition, in the event of a Forfeiture Event, the Board may require you to disgorge to the Company all net after-tax amounts that you have realized as a result of the exercise of the SARs or received in respect of this Award, including on the sale or transfer of Shares in respect of SARs (or, in the case of any transfer for less than the Fair Market Value of such Shares, you will disgorge to the Company an amount equal to the Fair Market Value of such Shares) and any dividend amounts paid following the exercise date of such SARs, in respect of Shares related to this Award, in each case, to the extent realized or received in the 12 months before or the 12 months after such Forfeiture Event. For the avoidance of doubt, to the extent permitted by applicable law, this Section 5(b) will cease to be effective as a basis for forfeiture, clawback or recoupment of any portion of this Award from and after a Change of Control.

SECTION 6. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder (including with respect to voting rights or dividend participation) with respect to any Shares underlying the SARs unless and until certificates or book entry credits representing such Shares shall have been issued to you by the Company.

SECTION 7. Non-Transferability of SARs. Unless otherwise provided by the Committee in its discretion or transferred pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, SARs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or encumbrance of a SAR in violation of the provisions of this Section 7 and Section 9(a) of the Plan shall be void.

SECTION 8. Withholding, Consents and Legends; Other Restrictions. (a) Withholding. The delivery of Shares pursuant to Section 4 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 8(a) and Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the vesting or exercise of a SAR, you may satisfy, in whole or in part, any withholding tax liability: (i) by cash payment of an amount equal to such withholding liability; or (ii) by having the Company withhold from the number of Shares you would be entitled to receive pursuant to the exercise of the SARs, a number of Shares having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.

(b) Consents. Your rights in respect of the SARs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

(d) If at any time the Committee shall determine that (i) the listing, registration or qualification of the SARs or any securities subject or related thereto upon any securities exchange or under any state or federal law is required, or (ii) the consent or approval of any government regulatory body is required, then the grant of SARs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e) Any Shares issued upon settlement of the SARs shall be subject to the Company’s policies regarding compliance with securities laws. Pursuant to such policies, you may be required to obtain pre-clearance from the General Counsel of the Company prior to purchasing or selling any of the Company’s securities or entering into any hedge, pledge or similar transaction or arrangement with respect thereto.

SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 10. Committee Discretion. Subject to the terms of the Plan and this Award Agreement, the Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 11. Dispute Resolution. (a) Jurisdiction and Venue. (i) This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware.

(ii) Subject to the provisions of Section 11(a)(iii), any controversy or claim between you and the Company or its Affiliates arising out of or relating to or concerning the provisions of any Award Agreement or the Plan shall be finally settled by arbitration in Phoenix, Arizona, before, and in accordance with the rules then obtaining of the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(iii) In addition to its right to submit any dispute or controversy to arbitration, the Company or one of its Affiliates may bring an action or special proceeding in a state or Federal court of competent jurisdiction sitting in Phoenix, Arizona, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily or permanently enforcing the provisions of the Plan, the Restrictive Covenants, or to enforce an arbitration award, and, for the purposes of this Section 11(a)(iii), you (A) expressly consent to the application of Section 11(a)(iv) to any such action or proceeding, (B) agree that proof shall not be required that monetary damages for breach of the provisions of the Restrictive Covenants or this Award Agreement would be difficult to calculate and that remedies at law would be inadequate, and (C) irrevocably appoint the General Counsel of the Company as your agent for service of process in connection with any such action or proceeding, who shall promptly advise you of any such service of process by notifying you at the last address on file in the Company’s records.

(iv) You and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or Federal court located in Phoenix, Arizona, over any suit, action, or proceeding arising out of, relating to or in connection with this Award Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 11(a)(ii). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. You and the Company acknowledge that the forum designated by this Section 11(a)(iv) has a reasonable relation to this Award Agreement, and to your relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude you or the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 11(a)(i), 11(a)(ii), or this Section 11(a)(iv). The agreement of you and the Company as to forum is independent of the law that may be applied in the action, and you and the Company agree to such forum even if the forum may under applicable law choose to apply nonforum law. You and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 11(a)(iv). You and the Company undertake not to commence any action arising out of, or relating to or in connection with this Award Agreement in any forum other than a forum described in this Section 11(a)(iv), or, to the extent applicable, Section 11(a)(ii). You and the Company agree that, to the fullest extent permitted by applicable law, a final and nonappealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Company.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 12. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Cable One, Inc. 210 E. Earll Drive Phoenix, AZ 85012 Attn: General Counsel

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the SARs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Severability. If any provision of this Award Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Award Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

SECTION 16. Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan (including any notice given pursuant to Section 12) by electronic means. You hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan and be bound by the terms and conditions of this Award Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Your electronic acceptance is required and the award will be cancelled if you fail to comply with the Company’s acceptance requirement within one year of the Grant Date.